Exhibit 99.1

FOR IMMEDIATE RELEASE

KAR to Deepen Digital Capabilities With Acquisition of BacklotCars

Additional Dealer-to-Dealer Platform Will Enhance Customer Choice, Transparency and Convenience

KAR Global Investor Call Scheduled for Tuesday, September 8, 2020, at 11:00 am (EDT)

CARMEL, Ind. – September 8, 2020 – KAR Auction Services, Inc., d/b/a/ KAR Global (NYSE: KAR) has signed a definitive agreement to acquire BacklotCars Inc., subject to certain regulatory approvals and other customary closing conditions. BacklotCars is an app and web-based dealer-to-dealer wholesale platform featuring a 24/7 “bid-ask” marketplace and comprehensive vehicle inspections performed by automobile mechanics. Upon closing, the acquisition will further diversify KAR’s broad portfolio of digital capabilities and accelerate the company’s strategy to be a leading digital dealer-to-dealer marketplace provider. The acquisition will also build on the successful foundation of the company’s TradeRev auction platform and provide dealers with greater choice, enhanced transparency, and access to an expanded buyer and seller population.

“KAR has led the digital transformation of the remarketing industry for over a decade, and we’re 100% committed to providing dealers with the best, most advanced platforms to sell and source inventory,” said Jim Hallett, Chairman and CEO of KAR. “BacklotCars has grown rapidly in the highly competitive dealer-to-dealer space and is the perfect complement to our current capabilities and footprint. I’m confident the addition of Backlot’s leadership, technology, and exceptional customer-service model will quickly benefit our combined customers, enhance KAR’s competitive position and accelerate growth for both organizations.”

BacklotCars was founded in 2015 in Kansas City and currently serves dealers in 46 states across the United States. The company’s technology platform and marketplace were specifically designed to address dealer pain points associated with digital transactions such as certified inspections and integrated transportation and dealer financing options. The platform allows buyers the flexibility to engage when and where they want, and provides full transparency between buyers, sellers and bidders. BacklotCars’ artificial intelligence and machine learning capabilities further simplify the buying experience by delivering personalized vehicle recommendations to each individual buying dealer.

After the transaction closes, key BacklotCars leadership including co-founders Justin Davis, Ryan Davis, Josh Parsons and Fabricio Solanes will remain with the company, and KAR intends to continue operating BacklotCars’ Kansas City headquarters location.

“KAR Global is the most innovative and progressive digital remarketing company in the world, and their entrepreneurial roots and culture are a great match for BacklotCars,” said Justin Davis, co-founder and CEO of BacklotCars. “We’re excited to expose Backlot sellers’ inventory to KAR’s active buyer base while expanding buyer access to quality wholesale inventory beyond their respective local markets. We look forward to completing the transaction and leveraging the power of our combined technology solutions and industry expertise to help our companies and our customers succeed.”

The purchase price of the acquisition is $425 million and the transaction is expected to close prior to year-end pending the requisite legal and regulatory approvals. Guggenheim Securities, LLC is acting as exclusive financial advisor to KAR Global and Winston & Strawn LLP is serving as legal advisor. Evercore is acting as exclusive financial advisor to BacklotCars and Stinson LLP is serving as legal advisor.

KAR Global will host an investor call regarding this transaction on September 8, 2020, at 11:00 am (EDT) which can be accessed via the following:

Audioconference: (844) 778-4145, Conference ID: 5445567

Webcast: https://edge.media-server.com/mmc/p/wpsh62xu

KAR Global investor relations page: https://ir.karglobal.com/investor-relations.

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Media Inquiries:	Analyst Inquiries:
Stephanie Freeman	Mike Eliason
(317) 619-9515	(317) 249-4559
stephanie.freeman@karglobal.com	mike.eliason@karglobal.com

About KAR

KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.8 million units valued at approximately $40 billion through our auctions in 2019. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in more than 80 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, U.K. and Europe. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.

About BacklotCars

Based in Kansas City, MO, BacklotCars is a leading online marketplace for auto dealers. Through BacklotCars, auto dealers, auto finance, and rental car companies can transact without having to go to physical auctions. The company's end to end solution is truly seamless for dealers as BacklotCars provides vehicle inspections, transportation, and inventory finance services.

Forward-Looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the novel coronavirus (COVID-19).